                                                                      Exhibit 11


                                BROOKSTONE, INC.

               COMPUTATION OF BASIC AND DILUTED EARNINGS (LOSS)
                                PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (Unaudited)


                                              Thirteen Weeks Ended                 Twenty-Six Weeks Ended
                                       ---------------------------------    --------------------------------
                                       August 1, 1998     August 2, 1997    August 1, 1998    August 2, 1997
                                       --------------     --------------    --------------    --------------
Net loss                                $   (475)          $   (458)         $  (4,892)         $  (4,231)
                                        ========           ========          =========          =========
Weighted average number of
 common shares outstanding                 7,984              7,780              7,945              7,781

Effect of dilutive securities:
Stock Options                                  -                  -                  -                  -
                                        --------           --------          ---------          ---------
Weighted average number of
 common shares as adjusted                 7,984              7,780              7,945              7,781
                                        ========           ========          =========          =========
Net loss per share basic/diluted        $  (0.06)          $  (0.06)         $   (0.62)         $   (0.54)
                                        ========           ========          =========          =========